1 4Q24 Financial Highlights2(B) 4Q24 Business Segment Highlights1,2,3(B) Consumer Banking • Net income of $2.8 billion • Revenue of $10.6 billion, up 3% • Average deposits of $942 billion, down 2% from 4Q23; up $4 billion from 3Q24 and 31% from pre-pandemic levels (4Q19) • Average loans and leases of $316 billion, up $3 billion, or 1% • Combined credit / debit card spend of $241 billion, up 5% • Client Activity – ~213,000 net new consumer checking accounts; six years of consecutive quarterly growth – 37.8 million consumer checking accounts; 92% are primary5 – 3.9 million small business checking accounts – $518 billion in consumer investment assets, up 22%6 – $1.1 trillion in payments, up 6%7 – 3.9 billion digital logins; 61% of total sales were digitally-enabled Global Wealth and Investment Management • Net income of $1.2 billion • Revenue of $6.0 billion, up 15%, driven by a 23% increase in asset management fees from higher market levels and strong AUM flows • Client balances of $4.3 trillion, up 12% from 4Q23, driven by higher market valuations and positive net client flows • Client Activity – ~4,600 net new relationships across Merrill and Private Bank – $1.9 trillion of AUM balances, up 16% – 77% of Merrill bank and brokerage accounts opened digitally Global Banking • Net income of $2.1 billion • Total investment banking fees (excl. self-led) of $1.7 billion, up 44% • #3 investment banking fee ranking; 116 bps gain in market share8 • $582 billion in average deposits, up 10% • Middle Market average loan balances up 5%10 Global Markets • Net income of $941 million • Sales and trading revenue up 13% to $4.1 billion, including net debit valuation adjustment (DVA) losses of $19 million. Excluding net DVA, up 10%.(G) 11th consecutive quarter of year-over-year growth – Fixed Income, Currencies and Commodities (FICC) revenue up 19% to $2.5 billion. Excluding net DVA, up 13% – Equities revenue up 7% to $1.6 billion. Excluding net DVA, up 6% Bank of America Reports 4Q24 Net Income of $6.7 Billion, EPS of $0.82 4Q24 Revenue of $25.3 Billion,1 Includes Net Interest Income of $14.4 Billion ($14.5 Billion FTE)(A) Full-Year 2024 Net Income of $27.1 Billion, EPS of $3.21 2024 Revenue Surpassed $100 Billion, Driven by Strong Fee Income From Chair and CEO Brian Moynihan: “We finished 2024 with a strong fourth quarter. Every source of revenue increased, and we saw better than industry growth in deposits and loans. We also ended with strong capital and liquidity, enabling us to return $21 billion of capital to shareholders in 2024. We believe this broad momentum sets up 2025 very well for Bank of America. I thank all my teammates for another great year, and together we look forward to driving the company forward in 2025 against the backdrop of a solid economic environment." See pages 10 and 11 for endnotes. Amounts may not total due to rounding. 1 Revenue, net of interest expense. 2 Financial Highlights and Business Segment Highlights are compared to the year-ago quarter unless noted. 3 The Corporation reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis. 4 For more information on the FDIC special assessment and BSBY cessation charges recorded in 4Q23, see Endnote C on page 10. Adjusted amounts represent non-GAAP financial measures. 4Q24 noninterest expense includes the benefit of a $0.3B release of the FDIC assessment accrual. 5 Represents the percentage of consumer checking accounts that are estimated to be the customer’s primary account based on multiple relationship factors (e.g., linked to their direct deposit). 6 Consumer investment assets include client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and AUM in Consumer Banking. 7 Total payments represent payments made from Bank of America accounts using credit card, debit card, ACH, wires, billpay, person-to-person, cash and checks. 8 Source: Dealogic as of December 31, 2024. 9 Tangible book value per common share and return on average tangible common shareholders’ equity ratio represent non-GAAP financial measures. For more information, see page 20. 10 Includes loans to Global Commercial Banking clients, excluding commercial real estate and specialized industries. • Net income of $6.7 billion, or $0.82 per diluted share, compared to $3.1 billion, or $0.35 per diluted share, in 4Q234 • Revenue, net of interest expense, of $25.3 billion ($25.5 billion FTE),(A) up 15%. Adjusted for the 4Q23 BSBY cessation charge, revenue was up 8%.4 These increases were driven primarily by higher asset management and investment banking fees, and sales and trading revenue – Net interest income (NII) of $14.4 billion ($14.5 billion FTE),(A) up 3% from 4Q23 and 3Q24 ▪ The year-over-year increase was driven primarily by Global Markets activity, fixed-rate asset repricing and loan growth, partially offset by the impact of lower interest rates ▪ The linked-quarter increase was driven by deposit favorability, higher loan balances, and fixed-rate asset repricing, partially offset by the impact of lower interest rates • Provision for credit losses of $1.5 billion modestly improved from 3Q24 and increased from $1.1 billion in 4Q23 – Net charge-offs of $1.5 billion modestly improved from 3Q24 and increased from $1.2 billion in 4Q23 – Net reserve release of $14 million vs. net reserve build of $8 million in 3Q24 and net reserve release of $88 million in 4Q23(D) • Noninterest expense of $16.8 billion, down 5%, driven primarily by the absence of the 4Q23 FDIC special assessment expense,4 partially offset by higher revenue-related expenses and investments in people, technology, brand and operations • Balance Sheet Remained Strong – Average deposit balances of $1.96 trillion increased 3% – Average loans and leases of $1.08 trillion increased 3% – Average Global Liquidity Sources of $953 billion(E) – Common equity tier 1 (CET1) capital of $201 billion increased $1 billion from 3Q24 – CET1 ratio of 11.9% (Standardized);(F) above regulatory minimum of 10.7% – Returned $5.5 billion to shareholders; $2.0 billion through common stock dividends and $3.5 billion in share repurchases • Book value per common share rose 7% to $35.79; tangible book value per common share rose 9% to $26.589 • Return on average common shareholders' equity ratio of 9.4%; return on average tangible common shareholders' equity ratio of 12.6%9

From Chief Financial Officer Alastair Borthwick:

"The team generated strong fee income throughout 2024, and we believe we are on track to continue growing net interest income in the year ahead. The fourth quarter also marked a return to operating leverage. Asset quality is healthy, and client spending continued to grow at a moderate pace, reflecting a solid economic environment. Looking towards 2025, we remain focused on delivering for our shareholders while supporting our clients' growth and driving market share."

Bank of America Financial Highlights[1]

($ in billions, except per share data)	4Q24	4Q23
Total revenue, net of interest expense	$25.3	$22.0
Provision for credit losses	1.5	1.1
Noninterest expense	16.8	17.7
Pretax income	7.1	3.1
Pretax, pre-provision income[2(H)]	8.6	4.2
Income tax expense	0.4	—
Net income	6.7	3.1
Diluted earnings per share	$0.82	$0.35

($ in billions, except per share data)	FY 2024	FY 2023
Total revenue, net of interest expense	$101.9	$98.6
Provision for credit losses	5.8	4.4
Noninterest expense	66.8	65.8
Pretax income	29.3	28.3
Pretax, pre-provision income[2(H)]	35.1	32.7
Income tax expense	2.1	1.8
Net income	27.1	26.5
Diluted earnings per share	$3.21	$3.08

[1] For more information on the FDIC special assessment and BSBY cessation charges recorded in 4Q23, see Endnote C on page 10.

[2] Pretax, pre-provision income represents a non-GAAP financial measure. For more information, see page 20.

Spotlight on Average Deposits and Net Interest Income ($B)

Average Deposits



$1,905
$1,907
$1,910
$1,921
$1,958
4Q23
1Q24
2Q24
3Q24
4Q24

Net Interest Income (FTE)[(A)]



$14.1
$13.9
$14.2
$14.0
$13.9
$13.7
$14.1
$14.0
$14.5
$14.4
4Q23
1Q24
2Q24
3Q24
4Q24
Net interest income (GAAP)
FTE adjustment

2

BANK OF AMERICA

Consumer Banking[1]

- Net income of $2.8 billion
- Revenue of $10.6 billion,[2] up 3%, driven primarily by NII and card income
- Provision for credit losses of $1.3 billion decreased 11%
  - Net reserve build of $8 million in 4Q24 vs. $382 million in 4Q23[(D)]
  - Net charge-offs of $1.2 billion increased $223 million from 4Q23, driven by credit card
- Noninterest expense of $5.6 billion, up 8%, driven by investments in people, technology, brand and operations
  - Efficiency ratio of 53%

Business Highlights[1,3(B)]

- Average deposits of $942 billion decreased 2%
  - 58% of deposits in checking accounts; 92% are primary[4]
- Average loans and leases of $316 billion increased 1%
- Combined credit / debit card spend of $241 billion increased 5%
- Record consumer investment assets[5] of $518 billion, up 22%, driven by higher market valuations and $25 billion of net client flows from new and existing clients
  - 3.9 million consumer investment accounts, up 3%
- 11.2 million clients enrolled in Preferred Rewards, up 1%, with 99% annualized retention rate[6]

Strong Digital Usage Continued[1]

- 78% of overall households actively using digital platforms[7]
- 48 million active digital banking users, up 1.9 million
- 1.8 million digital sales, representing 61% of total sales
- 3.9 billion digital logins, up 16%
- 23.7 million active Zelle® users, up 10%; sent and received 424 million transactions worth $127 billion, up 24% and 26%, respectively[8]

Financial Results

	Three months ended		
($ in millions)	12/31/2024	9/30/2024	12/31/2023
Total revenue[2]	**$10,646**	$10,418	$10,329
Provision for credit losses	**1,254**	1,302	1,405
Noninterest expense	**5,631**	5,534	5,234
Pretax income	**3,761**	3,582	3,690
Income tax expense	**940**	895	922
Net income	**$2,821**	$2,687	$2,768

Business Highlights[(B)]

	Three months ended		
($ in billions)	12/31/2024	9/30/2024	12/31/2023
Average deposits	**$942.3**	$938.4	$959.2
Average loans and leases	**316.1**	313.8	313.4
Consumer investment assets (EOP)[5]	**517.8**	496.6	424.4
Active mobile banking users (MM)	**40.0**	39.6	37.9
Number of financial centers	**3,700**	3,741	3,845
Efficiency ratio	**53 %**	53 %	51 %
Return on average allocated capital	**26**	25	26
Total Consumer Credit Card[3]			
Average credit card outstanding balances	**$100.9**	$99.9	$100.4
Total credit / debit spend	**240.9**	231.9	228.9
Risk-adjusted margin	**7.1 %**	7.2 %	7.2 %

Continued Business Leadership

- No. 1 in estimated U.S. Retail Deposits[(a)]
- No. 1 Small Business Lender[(b)]
- Best Bank in North America[(c)]
- Best Bank in the U.S.[(c)]
- Certified by J.D. Power for Outstanding Client Satisfaction with Customer Financial Health Support – Banking & Payments[(d)]
- Merrill Edge Self-Directed No. 1 Overall Client Experience (7th consecutive year)[(e)]

See page 12 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] The consumer credit card portfolio includes Consumer Banking and GWIM.
[4] Represents the percentage of consumer checking accounts that are estimated to be the customer's primary account based on multiple relationship factors (e.g., linked to their direct deposit).
[5] Consumer investment assets includes client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and AUM in Consumer Banking.
[6] As of November 2024. Includes clients in Consumer, Small Business and GWIM.
[7] Household adoption represents households with consumer bank login activities in a 90-day period, as of November 2024.
[8] Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. Zelle® users represent 90-day active users.

3

BANK OF AMERICA

Global Wealth and Investment Management[1]

- Net income of $1.2 billion
- Revenue of $6.0 billion,[2] up 15%, reflecting a 23% increase in asset management fees from higher market levels and strong AUM flows
- Noninterest expense of $4.4 billion increased 14%, driven primarily by revenue-related incentives

Business Highlights[1(B)]

- $4.3 trillion in client balances, up 12%, driven by higher market valuations and positive net client flows
  - AUM flows of $22 billion in 4Q24; $79B since 4Q23
- Average deposits of $285 billion decreased 3%
- Average loans and leases of $229 billion increased 4%

Merrill Wealth Management Highlights

Client Engagement

- $3.6 trillion in client balances[(B)]
- $1.5 trillion in AUM balances[(B)]
- ~3,900 net new households added in 4Q24

Strong Digital Usage Continued[1]

- 85% of Merrill households digitally active[3]
  - 63% of Merrill households are active on mobile
- 82% of households enrolled in eDelivery[4]
- 76% of eligible checks deposited through automated channels[5]
- 77% of eligible bank and brokerage accounts opened through digital onboarding, up from 72%

Bank of America Private Bank Highlights

Client Engagement

- $674 billion in client balances[(B)]
- $404 billion in AUM balances[(B)]
- 720 net new relationships added in 4Q24

Strong Digital Usage Continued[1]

- 92% of clients digitally active[6]
- 76% of eligible checks deposited through automated channels[5]
- Clients continued using the convenience and effectiveness of our digital capabilities:
  - Digital wallet transactions up 46%
  - Zelle® transactions up 28%

Financial Results

	Three months ended		
($ in millions)	12/31/2024	9/30/2024	12/31/2023
Total revenue[2]	**$6,002**	$5,762	$5,227
Provision (benefit) for credit losses	**3**	7	(26)
Noninterest expense	**4,438**	4,340	3,894
Pretax income	**1,561**	1,415	1,359
Income tax expense	**390**	354	340
Net income	**$1,171**	$1,061	$1,019

Business Highlights[(B)]

	Three months ended		
($ in billions)	12/31/2024	9/30/2024	12/31/2023
Average deposits	**$285.0**	$280.0	$292.5
Average loans and leases	**228.8**	225.4	219.4
Total client balances (EOP)	**4,252.1**	4,193.9	3,789.4
AUM flows	**22.5**	21.3	8.4
Pretax margin	**26 %**	25 %	26 %
Return on average allocated capital	**25**	23	22

Continued Business Leadership

- No. 1 on Forbes' Top Women Wealth Advisors (2024), Best-in-State Wealth Management Teams (2024), and Top Next Generation Advisors (2024)
- No. 1 on Barron's Top 1200 Wealth Financial Advisors List (2024)
- No. 1 on the Financial Planning's 'Top 40 Advisors Under 40' List (2024)
- No. 1 in Managed Personal Trust AUM[(b)]
- Best Private Bank (U.S.); Best Private Bank for Philanthropy and Family Office Services[(f)]
- Best Private Bank for Family Offices, Philanthropy Services, and Next Generation (North America)[(g)]
- Digital Innovation Award for Digital Presence: A Robust Ecosystem for Client Acquisition[(h)]

See page 12 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] Percentage of digitally active Merrill primary households across the enterprise ($250K+ in investable assets within the enterprise). Excludes Stock Plan and Banking-only households.
[4] Includes Merrill Digital Households across the enterprise (excluding Stock Plan, Banking-only households, Retirement-only and 529-only) that receive statements digitally, as of November 2024.
[5] Includes mobile check deposits, remote deposit operations, and automated teller machine transactions, as of November 2024 for Private Bank and as of December 2024 for Merrill.
[6] Percentage of digitally active Private Bank core relationships across the enterprise ($3MM+ in total balances) as of November 2024. Includes third-party activities and excludes Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and exiting relationships.

4

BANK OF AMERICA

Global Banking[1,2]

- Net income of $2.1 billion
- Revenue of $6.1 billion[3] increased 3%, driven by higher investment banking fees, partially offset by lower NII
- Provision for credit losses of $190 million in 4Q24 compared to $229 million in 3Q24 and a provision benefit of $239 million in 4Q23
  - Net charge-offs of $220 million decreased $138 million from 3Q24 and increased $60 million from 4Q23, driven by corporate and commercial losses
  - Net reserve release of $30 million in 4Q24 vs. $129 million in 3Q24 and $399 million in 4Q23[(D)]
- Noninterest expense of $3.0 billion increased 6%, driven by higher revenue-related expenses and investments in the business, including people and technology

Business Highlights[1,2(B)]

- Total Corporation investment banking fees (excl. self-led) of $1.7 billion increased 44%
  - #3 in investment banking fees; 116 bps gain in market share[4]
- $582 billion in average deposits increased 10%
- Average loans and leases were relatively flat at $375 billion

Strong Digital Usage Continued[1]

- 86% of relationship clients digitally active[5]
- 2.1 million total mobile sign-ins, up 26%[6]
- $284 billion in CashPro® App Payment Approvals, up 16%. Full year record of $1 trillion
- 32.5K interactions with CashPro® Chat, now supported by Erica® technology

Financial Results

	Three months ended		
($ in millions)	**12/31/2024**	**9/30/2024**	**12/31/2023**
Total revenue[2,3]	**$6,091**	$5,834	$5,928
Provision (benefit) for credit losses	**190**	229	(239)
Noninterest expense	**2,951**	2,991	2,781
Pretax income	**2,950**	2,614	3,386
Income tax expense	**811**	719	914
Net income	**$2,139**	$1,895	$2,472

Business Highlights[2(B)]

	Three months ended		
($ in billions)	**12/31/2024**	**9/30/2024**	**12/31/2023**
Average deposits	**$582.0**	$549.6	$527.6
Average loans and leases	**375.3**	371.2	374.9
Total Corp. IB fees (excl. self-led)	**1.7**	1.4	1.1
Global Banking IB fees	**1.0**	0.8	0.7
Business Lending revenue	**2.3**	2.4	2.5
Global Transaction Services revenue	**2.7**	2.6	2.7
Efficiency ratio	**48 %**	51 %	47 %
Return on average allocated capital	**17**	15	20

Continued Business Leadership

- World's Most Innovative Bank – 2024[(f)]
- World's Best Bank for Trade Finance and for FX payments; North America's Best Digital Bank, Best Bank for Sustainable Finance, and Best Bank for Small to Medium-sized Enterprises[(i)]
- 2023 Best Bank for Cash & Liquidity Management; Best Mobile Technology Solution for Treasury: CashPro App[(j)]
- Best Global Bank for Transaction Banking (overall award) and Best Global Bank for Collections[(f)]
- Model Bank: Reimagining Trade & Supply Chain Finance (2024) for CashPro Supply Chain Solutions[(k)]
- Relationships with 78% of the Global Fortune 500; 95% of the U.S. Fortune 1,000 (2024)

See page 12 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Source: Dealogic as of December 31, 2024.
[5] Includes Commercial, Corporate, and Business Banking clients on CashPro® and BA360 platforms as of November 2024.
[6] Includes CashPro, BA360, and Global Card Access. BA360 as of November 2024.

5

BANK OF AMERICA

Global Markets[1,2,3]

- Net income of $941 million ($955 million ex. DVA)[4]
- Revenue of $4.8 billion increased 18%, driven by higher sales and trading revenue and investment banking fees
- Noninterest expense of $3.5 billion increased 7%, driven by higher revenue-related expenses and investments in the business, including technology
- Average VaR of $75 million[5]

Business Highlights[1,2,3,4(B)]

- Sales and trading revenue of $4.1 billion increased 13% (ex. net DVA, up 10%)[(G)]
  - FICC revenue increased 19% (ex. DVA, up 13%)[(G)] to $2.5 billion, driven by improved trading performance in macro products and continued strength in credit products
  - Equities revenue increased 7% (ex. DVA, up 6%)[(G)] to $1.6 billion, driven by improved trading performance and increased client activity

Additional Highlights

- 685+ research analysts covering ~3,500 companies; ~1,300 corporate bond issuers across 55+ economies and 25 industries

Financial Results

	Three months ended		
($ in millions)	**12/31/2024**	**9/30/2024**	**12/31/2023**
Total revenue[2,3]	**$4,840**	$5,630	$4,088
Net DVA	**(19)**	(8)	(132)
Total revenue (excl. net DVA)[2,3,4]	**$4,859**	$5,638	$4,220
Provision (benefit) for credit losses	**10**	7	(60)
Noninterest expense	**3,505**	3,443	3,271
Pretax income	**1,325**	2,180	877
Income tax expense	**384**	632	241
Net income	**$941**	$1,548	$636
Net income (excl. net DVA)[4]	**$955**	$1,554	$736

Business Highlights[2(B)]

	Three months ended		
($ in billions)	**12/31/2024**	**9/30/2024**	**12/31/2023**
Average total assets	**$918.7**	$924.1	$868.0
Average trading-related assets	**620.9**	645.6	615.4
Average loans and leases	**152.4**	140.8	133.6
Sales and trading revenue	**4.1**	4.9	3.6
Sales and trading revenue (excl. net DVA)[4(G)]	**4.1**	4.9	3.8
Global Markets IB fees	**0.6**	0.6	0.4
Efficiency ratio	**72 %**	61 %	80 %
Return on average allocated capital	**8**	14	6

Continued Business Leadership

- World's Best Bank for Markets[(i)]
- World's Best Bank for FX Payments[(i)]
- Equity Derivatives House of the Year[(l)]
- No. 1 All-America Trading[(m)]
- No. 2 Top Global Research Firm[(m)]
- Rising Issuer Award[(n)]
- Best Non-Traditional Index Provider[(n)]

See page 12 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted. The explanations for current period-over-period changes for Global Markets are the same for amounts including and excluding net DVA.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Revenue and net income, excluding net DVA, are non-GAAP financial measures. See Endnote G on page 11 for more information.
[5] VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Average VaR was $75MM, $78MM and $79MM for 4Q24, 3Q24 and 4Q23, respectively.

6

7 All Other1,2 Financial Results Three months ended ($ in millions) 12/31/2024 9/30/2024 12/31/2023 Total revenue2 ($2,078) ($2,152) ($3,468) Provision (benefit) for credit losses (5) (3) 24 Noninterest expense 262 171 2,551 Pretax loss (2,335) (2,320) (6,043) Income tax expense (benefit) (1,928) (2,025) (2,292) Net income (loss) ($407) ($295) ($3,751) 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other primarily consists of asset and liability management (ALM) activities, liquidating businesses and certain expenses not otherwise allocated to a business segment. ALM activities encompass interest rate and foreign currency risk management activities for which substantially all of the results are allocated to our business segments. • Net loss of $407 million improved from a net loss of $3.8 billion in 4Q23, driven primarily by the absence of the 4Q23 FDIC special assessment and BSBY cessation charges, and the benefit of a $0.3 billion release of the FDIC special assessment accrual in 4Q24(C) • Total corporate effective tax rate (ETR) for the quarter was approximately 6% – Excluding discrete tax items and recurring tax credits primarily related to investments in renewable energy and affordable housing, the ETR would have been approximately 26%

BANK OF AMERICA

Credit Quality[1]

Charge-offs

- Total net charge-offs of $1.5 billion modestly improved from 3Q24
  - Consumer net charge-offs of $1.1 billion increased $63 million from 3Q24, driven primarily by seasonally higher credit card losses
  - Credit card loss rate of 3.79% in 4Q24 vs. 3.70% in 3Q24
  - Commercial net charge-offs of $359 million decreased $131 million compared to 3Q24
- Net charge-off ratio[2] of 0.54% decreased 4 bps from 3Q24

Provision for credit losses

- Provision for credit losses of $1.5 billion decreased $90 million vs. 3Q24
  - Net reserve release of $14 million in 4Q24 vs. net reserve build of $8 million in 3Q24 and net reserve release of $88 million in 4Q23[(D)]

Allowance for credit losses

- Allowance for loan and lease losses of $13.2 billion represented 1.21% of total loans and leases[3]
  - Total allowance for credit losses of $14.3 billion included $1.1 billion for unfunded commitments
- Nonperforming loans of $6.0 billion increased $346 million from 3Q24
- Commercial reservable criticized utilized exposure of $26.5B decreased $944 million from 3Q24

Highlights

	Three months ended		
($ in millions)	12/31/2024	9/30/2024	12/31/2023
Provision for credit losses	**$1,452**	$1,542	$1,104
Net charge-offs	**1,466**	1,534	1,192
Net charge-off ratio[2]	**0.54 %**	0.58 %	0.45 %
At period-end			
Nonperforming loans and leases	**$5,975**	$5,629	$5,485
Nonperforming loans and leases ratio	**0.55 %**	0.53 %	0.52 %
Allowance for credit losses	**14,336**	14,351	14,551
Allowance for loan and lease losses	**13,240**	13,251	13,342
Allowance for loan and lease losses ratio[3]	**1.21 %**	1.24 %	1.27 %

[1] Comparisons are to the year-ago quarter unless noted.
[2] Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[3] Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans accounted for under the fair value option.

8

BANK OF AMERICA

Balance Sheet, Liquidity, and Capital Highlights ($ in billions except per share data, end of period, unless otherwise noted)[(B)]

	Three months ended		
	12/31/2024	**9/30/2024**	**12/31/2023**
Ending Balance Sheet			
Total assets	**$3,261.8**	$3,324.3	$3,180.2
Total loans and leases	**1,095.8**	1,075.8	1,053.7
Total loans and leases in business segments (excluding All Other)	**1,087.7**	1,067.0	1,044.9
Total deposits	**1,965.5**	1,930.4	1,923.8
Average Balance Sheet			
Average total assets	**$3,318.1**	$3,296.2	$3,213.2
Average loans and leases	**1,081.0**	1,059.7	1,050.7
Average deposits	**1,958.0**	1,920.7	1,905.0
Funding and Liquidity			
Long-term debt	**$283.3**	$296.9	$302.2
Global Liquidity Sources, average[(E)]	**953**	947	897
Equity			
Common shareholders' equity	**$272.4**	$272.0	$263.2
Common equity ratio	**8.4 %**	8.2 %	8.3 %
Tangible common shareholders' equity[1]	**$202.3**	$201.9	$193.1
Tangible common equity ratio[1]	**6.3 %**	6.2 %	6.2 %
Per Share Data			
Common shares outstanding (in billions)	**7.61**	7.69	7.90
Book value per common share	**$35.79**	$35.37	$33.34
Tangible book value per common share[1]	**26.58**	26.25	24.46
Regulatory Capital[(F)]			
CET1 capital	**$201.1**	$199.8	$194.9
Standardized approach			
Risk-weighted assets	**$1,696**	$1,689	$1,651
CET1 ratio	**11.9 %**	11.8 %	11.8 %
Advanced approaches			
Risk-weighted assets	**$1,491**	$1,482	$1,459
CET1 ratio	**13.5 %**	13.5 %	13.4 %
Supplementary leverage			
Supplementary leverage ratio (SLR)	**5.9 %**	5.9 %	6.1 %

[1] Represents a non-GAAP financial measure. For reconciliations to GAAP financial measures, see page 20.

9

BANK OF AMERICA

Endnotes

A We also measure NII and revenue, net of interest expense, on an FTE basis, which are non-GAAP financial measures. FTE basis is a performance measure used in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. We believe that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practice. NII on an FTE basis was $14.5 billion, $14.1 billion, $13.9 billion, $14.2 billion and $14.1 billion for the three months ended December 31, 2024, September 30, 2024, June 30, 2024, March 31, 2024 and December 31, 2023, respectively. Revenue, net of interest expense, on an FTE basis, was $25.5 billion, $25.5 billion and $22.1 billion for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively. The FTE adjustment was $154 million, $147 million and $145 million for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively.

B We present certain key financial and nonfinancial performance indicators (KPIs) that management uses when assessing consolidated and/or segment results. We believe this information is useful because it provides management and investors with information about underlying operational performance and trends. KPIs are presented in Consolidated and Business Segment Highlights on page 1, Balance Sheet, Liquidity, and Capital Highlights on page 9 and on the Segment pages for each segment.

C In 4Q23, the FDIC imposed a special assessment to recover losses to the Deposit Insurance Fund arising from the protection of uninsured depositors of Silicon Valley Bank and Signature Bank associated with their closures. Accordingly, the Corporation recorded pretax noninterest expense of $2.1B in 4Q23 for its estimated assessment amount. Additionally, the Corporation recorded a net pretax charge of $1.6B in 4Q23 to noninterest income related to interest rate swaps used in cash flow hedges of certain loans that are indexed to the Bloomberg Short-Term Bank Yield Index (BSBY) following the 4Q23 announcement that BSBY would permanently cease effective November 15, 2024. The Corporation has presented certain non-GAAP financial measures (labeled as "adj." in the tables below) that exclude the impacts of the FDIC special assessment (FDIC SA) and/or the BSBY charge, and has provided a reconciliation of these non-GAAP financial measures as set forth below. The Corporation believes the use of non-GAAP financial measures adjusting for the impact of the FDIC SA and the BSBY charge provide additional information for evaluating its results of operations and comparing its operational performance between periods by excluding these impacts that may not be reflective of its underlying operating performance.

Reconciliation **($ in billions, except per share data)**	**2023 Reported**	**4Q23 Reported**	**FDIC SA**	**2023 adj. FDIC SA**	**4Q23 adj. FDIC SA**	**BSBY Charge**	**2023 adj. BSBY Charge**	**4Q23 adj. BSBY Charge**	**FDIC SA & BSBY Charge**	**2023 adj. FDIC SA & BSBY Charge**	**4Q23 adj. FDIC SA & BSBY Charge**
Noninterest income	$41.7	$8.0	$—	$41.7	$8.0	($1.6)	$43.2	$9.6	($1.6)	$43.3	$9.6
Total revenue, net of interest expense	98.6	22.0	—	98.6	22.0	(1.6)	100.2	23.5	(1.6)	100.2	23.5
Noninterest expense	65.8	17.7	2.1	63.8	15.6	—	65.8	17.7	2.1	63.8	15.6
Income before income taxes	28.3	3.1	(2.1)	30.4	5.2	(1.6)	29.9	4.7	(3.7)	32.0	6.8
Pretax, pre-provision income[1]	32.7	4.2	(2.1)	34.8	6.3	(1.6)	34.3	5.8	(3.7)	36.4	7.9
Income tax expense (benefit)	1.8	—	(0.5)	2.3	0.5	(0.4)	2.2	0.4	(0.9)	2.7	0.9
Net income	26.5	3.1	(1.6)	28.1	4.7	(1.2)	27.7	4.3	(2.8)	29.3	5.9
Preferred dividends	1.6	0.3	—	1.6	0.3	—	1.6	0.3	—	1.6	0.3
Net income applicable to common shareholders	24.9	2.8	(1.6)	26.5	4.5	(1.2)	26.1	4.1	(2.8)	27.7	5.6
Diluted earnings per share[2]	$3.08	$0.35	($0.20)	$3.27	$0.55	($0.15)	$3.23	$0.50	($0.35)	$3.42	$0.70

Reconciliation of return metrics and efficiency ratio **($ in billions)**	**2023 Reported**	**4Q23 Reported**	**2023 FDIC SA & BSBY Charge**	**2023 adj. FDIC SA & BSBY Charge**	**4Q23 FDIC SA & BSBY Charge**	**4Q23 adj. FDIC SA & BSBY Charge**
Return on average assets[3]	0.84 %	0.39 %	(9) bps	0.93 %	(34) bps	0.73 %
Return on average common shareholders' equity[4]	9.8	4.3	(109) bps	10.8	(425) bps	8.6
Return on average tangible common shareholders' equity[5]	13.5	5.9	(151) bps	15.0	(582) bps	11.7
Efficiency ratio[6]	67	81	314 bps	64	1,430 bps	66

Note: Amounts may not total due to rounding.

[1] Represents a non-GAAP financial measure. For more information see Endnote H and for a reconciliation to GAAP, see page 20.

[2] Calculated as net income applicable to common shareholders divided by average diluted common shares. Average diluted common shares of 8,081MM and 8,062MM for 2023 and 4Q23.

[3] Calculated as net income divided by average assets. Average assets were $3,154B and $3,213B for 2023 and 4Q23.

[4] Calculated as net income applicable to common shareholders divided by average common shareholders' equity. Average common shareholders' equity was $255B and $260B for 2023 and 4Q23.

[5] Calculated as net income applicable to common shareholders divided by average tangible common shareholders' equity. Average tangible common shareholders' equity was $185B and $190B for 2023 and 4Q23. Average tangible common shareholders' equity represents a non-GAAP financial measure. For more information and a reconciliation of average shareholders' equity to average tangible common shareholders' equity, see page 20.

[6] Calculated as noninterest expense divided by revenue, net of interest expense.

D Reserve build (or release) is calculated by subtracting net charge-offs for the period from the provision for credit losses recognized in that period. The period-end allowance, or reserve, for credit losses reflects the beginning of the period allowance adjusted for net charge-offs recorded in that period plus the provision for credit losses and other valuation accounts recognized in that period.

10

BANK OF AMERICA

Endnotes

E Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, inclusive of U.S. government securities, U.S. agency securities, U.S. agency mortgage-backed securities, and a select group of non-U.S. government and supranational securities, and other investment-grade securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions.

F Regulatory capital ratios at December 31, 2024 are preliminary. The Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the Total capital ratio under the Standardized approach for all periods presented.

G The below table includes Global Markets sales and trading revenue, excluding net DVA, which is a non-GAAP financial measure. We believe that the presentation of measures that exclude this item is useful because such measures provide additional information to assess the underlying operational performance and trends of our businesses and to allow better comparison of period-to-period operating performance.

	Three months ended		
(Dollars in millions)	**12/31/2024**	9/30/2024	12/31/2023
Sales and trading revenue			
Fixed-income, currencies and commodities	**$ 2,464**	$ 2,934	$ 2,079
Equities	**1,642**	1,996	1,540
Total sales and trading revenue	**$ 4,106**	$ 4,930	$ 3,619
Sales and trading revenue, excluding net debit valuation adjustment[1]			
Fixed-income, currencies and commodities	**$ 2,482**	$ 2,942	$ 2,206
Equities	**1,643**	1,996	1,545
Total sales and trading revenue, excluding net debit valuation adjustment	**$ 4,125**	$ 4,938	$ 3,751

[1] For the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, net DVA gains (losses) were ($19) million, ($8) million and ($132) million, FICC net DVA gains (losses) were ($18) million, ($8) million and ($127) million, and Equities net DVA gains (losses) were ($1) million, $0 and ($5) million, respectively.

H Pretax, pre-provision income (PTPI) is a non-GAAP financial measure calculated by adjusting consolidated pretax income to add back provision for credit losses. Management believes that PTPI is a useful financial measure as it enables an assessment of the Company's ability to generate earnings to cover credit losses through a credit cycle and provides an additional basis for comparing the Company's results of operations between periods by isolating the impact of provision for credit losses, which can vary significantly between periods. For Reconciliations to GAAP Financial Measures, see page 20.

11

12 (a) Estimated U.S. retail deposits based on June 30, 2024 FDIC deposit data. (b) FDIC, 3Q24. (c) Global Finance, April 2024. (d) J.D. Power 2024 Financial Health Support CertificationSM is based on exceeding customer experience benchmarks using client surveys and a best practices verification. For more information, visit jdpower.com/awards.* (e) StockBrokers.com 2024 Annual Broker Review.* (f) Global Finance, 2024. (g) Professional Wealth Management, 2024. (h) Money Management Institute (MMI)/Barron’s Digital Innovation Awards, 2024. (i) Euromoney, 2024. (j) Treasury Management International, 2024. (k) Celent, 2024. (l) Risk Awards, 2025. (m) Extel, 2024. (n) SPi, 2024. Business Leadership Sources * Website content is not incorporated by reference into this press release.

13 Contact Information and Investor Conference Call Invitation Investor Call Information Chief Executive Officer Brian Moynihan and Chief Financial Officer Alastair Borthwick will discuss fourth- quarter 2024 financial results in an investor conference call at 11:00 a.m. ET today. The conference call and presentation materials can be accessed on the Bank of America Investor Relations website at https://investor.bankofamerica.com.* For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international). The conference ID is 79795. Please dial in 10 minutes prior to the start of the call. Investors can access replays of the conference call by visiting the Investor Relations website or by calling 1.800.934.4850 (U.S.) or 1.402.220.1178 (international) from noon January 16 through 11:59 p.m. ET on January 26. Investors May Contact: Lee McEntire, Bank of America Phone: 1.980.388.6780 lee.mcentire@bofa.com Jonathan G. Blum, Bank of America (Fixed Income) Phone: 1.212.449.3112 jonathan.blum@bofa.com Bank of America Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 69 million consumer and small business clients with 3,700 retail financial centers, approximately 15,000 ATMs (automated teller machines) and award-winning digital banking with approximately 58 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the Corporation) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Corporation’s current expectations, plans or forecasts of its future results, revenues, liquidity, net interest income, provision for credit losses, expenses, efficiency ratio, capital measures, strategy, deposits, assets, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. * Website content is not incorporated by reference into this press release. Reporters May Contact: Jocelyn Seidenfeld, Bank of America Phone: 1.646.743.3356 jocelyn.seidenfeld@bofa.com Bill Halldin, Bank of America Phone: 1.916.724.0093 william.halldin@bofa.com

14 You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Corporation’s 2023 Annual Report on Form 10-K and in any of the Corporation’s subsequent Securities and Exchange Commission filings: the Corporation’s potential judgments, orders, settlements, penalties, fines and reputational damage, which are inherently difficult to predict, resulting from pending, threatened or future litigation and regulatory investigations, proceedings and enforcement actions, of which the Corporation is subject to in the ordinary course of business, including matters related to our processing of unemployment benefits for California and certain other states, the features of our automatic credit card payment service, the adequacy of the Corporation’s anti-money laundering and economic sanctions programs, the processing of electronic payments and related fraud and the rates paid on uninvested cash in investment advisory accounts that is swept into interest-paying bank deposits, which are in various stages; the possibility that the Corporation's future liabilities may be in excess of its recorded liability and estimated range of possible loss for litigation, and regulatory and government actions; the possibility that the Corporation could face increased claims from one or more parties involved in mortgage securitizations; the Corporation’s ability to resolve representations and warranties repurchase and related claims; the risks related to the discontinuation of reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Corporation’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates (including the potential for ongoing adjustments in interest rates), inflation, currency exchange rates, economic conditions, trade policies and tensions, including tariffs and potential significant increases thereto, and potential geopolitical instability; the impact of the interest rate, inflationary, macroeconomic, banking and regulatory environment on the Corporation’s assets, business, financial condition and results of operations; the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, resulting in worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; potential losses related to the Corporation’s concentration of credit risk; the Corporation's ability to achieve its expense targets and expectations regarding revenue, net interest income, provision for credit losses, net charge-offs, effective tax rate, loan growth or other projections; variances to the underlying assumptions and judgments used in estimating banking book net interest income sensitivity; adverse changes to the Corporation’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits or borrowing costs; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Corporation’s assets and liabilities; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements, stress capital buffer requirements and / or global systemically important bank surcharges; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Corporation’s capital plans; the effect of changes in or interpretations of income tax laws and regulations; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards, derivatives regulations and potential changes to loss allocations between financial institutions and customers, including for losses incurred from the use of our products and services, including electronic payments and payment of checks, that were authorized by the customer but induced by fraud; the impact of failures or disruptions in or breaches of the Corporation’s operations or information systems, or those of third parties, including as a result of cybersecurity incidents; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; the risks related to the transition and physical impacts of climate change; our ability to achieve environmental, social and governance goals and commitments or the impact of any changes in the Corporation's sustainability strategy or commitments generally; the impact of uncertain or changing political conditions or any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in fiscal, monetary or regulatory policy; the emergence or continuation of widespread health emergencies or pandemics; the impact of natural disasters, extreme weather events, military conflicts (including the Russia / Ukraine conflict, the conflict in the Middle East, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events; and other matters. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. “Bank of America” and “BofA Securities” are the marketing names used by the Global Banking and Global Markets divisions of Bank of America Corporation. Lending, other commercial banking activities, and trading in certain financial instruments are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., Member FDIC. Trading in securities and financial instruments, and strategic advisory, and other investment banking activities, are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”) or other affiliates, including, in the United States, BofA Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each of which are registered broker-dealers and Members of SIPC, and, in other jurisdictions, by locally registered entities. BofA Securities, Inc. is registered as a futures commission merchant with the CFTC and is a member of the NFA. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured · May Lose Value · Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered, or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom at https:// newsroom.bankofamerica.com.* www.bankofamerica.com* * Website content is not incorporated by reference into this press release.

Bank of America Corporation and Subsidiaries

Selected Financial Data

(In millions, except per share data)

Summary Income Statement	Year Ended December 31 2024	Year Ended December 31 2023	Fourth Quarter 2024	Third Quarter 2024	Fourth Quarter 2023
Net interest income	$ 56,060	$ 56,931	$ 14,359	$ 13,967	$ 13,946
Noninterest income	45,827	41,650	10,988	11,378	8,013
Total revenue, net of interest expense	101,887	98,581	25,347	25,345	21,959
Provision for credit losses	5,821	4,394	1,452	1,542	1,104
Noninterest expense	66,812	65,845	16,787	16,479	17,731
Income before income taxes	29,254	28,342	7,108	7,324	3,124
Income tax expense	2,122	1,827	443	428	(20)
Net income	$ 27,132	$ 26,515	$ 6,665	$ 6,896	$ 3,144
Preferred stock dividends	1,629	1,649	266	516	306
Net income applicable to common shareholders	$ 25,503	$ 24,866	$ 6,399	$ 6,380	$ 2,838
Average common shares issued and outstanding	7,855.5	8,028.6	7,738.4	7,818.0	7,990.9
Average diluted common shares issued and outstanding	7,935.8	8,080.5	7,843.7	7,902.1	8,062.5
Summary Average Balance Sheet					
Total cash and cash equivalents	$ 356,942	$ 350,465	$ 343,557	$ 344,216	$ 405,052
Total debt securities	868,709	794,192	895,903	883,562	802,657
Total loans and leases	1,060,081	1,046,256	1,081,009	1,059,728	1,050,705
Total earning assets	2,898,868	2,753,600	2,928,730	2,917,697	2,829,765
Total assets	3,284,228	3,153,513	3,318,094	3,296,171	3,213,159
Total deposits	1,924,106	1,887,541	1,957,950	1,920,748	1,905,011
Common shareholders' equity	267,527	254,956	271,641	269,001	260,221
Total shareholders' equity	294,014	283,353	295,134	294,985	288,618
Performance Ratios					
Return on average assets	0.83 %	0.84 %	0.80 %	0.83 %	0.39 %
Return on average common shareholders' equity	9.53	9.75	9.37	9.44	4.33
Return on average tangible common shareholders' equity (1)	12.92	13.46	12.63	12.76	5.92
Per Common Share Information					
Earnings	$ 3.25	$ 3.10	$ 0.83	$ 0.82	$ 0.36
Diluted earnings	3.21	3.08	0.82	0.81	0.35
Dividends paid	1.00	0.92	0.26	0.26	0.24
Book value	35.79	33.34	35.79	35.37	33.34
Tangible book value (1)	26.58	24.46	26.58	26.25	24.46

Summary Period-End Balance Sheet	December 31 2024	September 30 2024	December 31 2023
Total cash and cash equivalents	$ 290,114	$ 295,589	$ 333,073
Total debt securities	917,284	892,989	871,407
Total loans and leases	1,095,835	1,075,800	1,053,732
Total earning assets	2,881,259	2,921,286	2,808,175
Total assets	3,261,789	3,324,293	3,180,151
Total deposits	1,965,467	1,930,352	1,923,827
Common shareholders' equity	272,400	271,958	263,249
Total shareholders' equity	295,559	296,512	291,646
Common shares issued and outstanding	7,610.9	7,688.8	7,895.5

Credit Quality	Year Ended December 31 2024	Year Ended December 31 2023	Fourth Quarter 2024	Third Quarter 2024	Fourth Quarter 2023
Total net charge-offs	$ 6,031	$ 3,799	$ 1,466	$ 1,534	$ 1,192
Net charge-offs as a percentage of average loans and leases outstanding (2)	0.57 %	0.36 %	0.54 %	0.58 %	0.45 %
Provision for credit losses	$ 5,821	$ 4,394	$ 1,452	$ 1,542	$ 1,104

	December 31 2024	September 30 2024	December 31 2023
Total nonperforming loans, leases and foreclosed properties (3)	$ 6,120	$ 5,824	$ 5,630
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties (3)	0.56 %	0.54 %	0.54 %
Allowance for credit losses	$ 14,336	$ 14,351	$ 14,551
Allowance for loan and lease losses	13,240	13,251	13,342
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (2)	1.21 %	1.24 %	1.27 %

For footnotes, see page 16.

Current-period information is preliminary and based on company data available at the time of the presentation. 15

Bank of America Corporation and Subsidiaries

Selected Financial Data (continued)

(Dollars in millions)

Capital Management	**December 31 2024**	September 30 2024	December 31 2023
Regulatory capital metrics [(4)]**:**			
Common equity tier 1 capital	**$ 201,083**	$ 199,805	$ 194,928
Common equity tier 1 capital ratio - Standardized approach	**11.9 %**	11.8 %	11.8 %
Common equity tier 1 capital ratio - Advanced approaches	**13.5**	13.5	13.4
Total capital ratio - Standardized approach	**15.1**	14.9	15.2
Total capital ratio - Advanced approaches	**16.4**	16.3	16.6
Tier 1 leverage ratio	**6.9**	6.9	7.1
Supplementary leverage ratio	**5.9**	5.9	6.1
Total ending equity to total ending assets ratio	**9.1**	8.9	9.2
Common equity ratio	**8.4**	8.2	8.3
Tangible equity ratio [(5)]	**7.1**	7.0	7.1
Tangible common equity ratio [(5)]	**6.3**	6.2	6.2

(1) Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on page 20.

(2) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation.

(3) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate, and nonperforming loans held-for-sale or accounted for under the fair value option.

(4) Regulatory capital ratios at December 31, 2024 are preliminary. Bank of America Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the Total capital ratio under the Standardized approach for all periods presented.

(5) Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on page 20.

Current-period information is preliminary and based on company data available at the time of the presentation. 16

Bank of America Corporation and Subsidiaries

Quarterly Results by Business Segment and All Other

(Dollars in millions)

	Fourth Quarter 2024				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 10,646	$ 6,002	$ 6,091	$ 4,840	$ (2,078)
Provision for credit losses	1,254	3	190	10	(5)
Noninterest expense	5,631	4,438	2,951	3,505	262
Net income	2,821	1,171	2,139	941	(407)
Return on average allocated capital [(1)]	26 %	25 %	17 %	8 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 316,069	$ 228,779	$ 375,345	$ 152,426	$ 8,390
Total deposits	942,302	285,023	581,950	36,958	111,717
Allocated capital [(1)]	43,250	18,500	49,250	45,500	n/m
Period end					
Total loans and leases	$ 318,754	$ 231,981	$ 379,473	$ 157,450	$ 8,177
Total deposits	952,311	292,278	578,159	38,848	103,871

	Third Quarter 2024				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 10,418	$ 5,762	$ 5,834	$ 5,630	$ (2,152)
Provision for credit losses	1,302	7	229	7	(3)
Noninterest expense	5,534	4,340	2,991	3,443	171
Net income (loss)	2,687	1,061	1,895	1,548	(295)
Return on average allocated capital [(1)]	25 %	23 %	15 %	14 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 313,781	$ 225,355	$ 371,216	$ 140,806	$ 8,570
Total deposits	938,364	279,999	549,629	34,952	117,804
Allocated capital [(1)]	43,250	18,500	49,250	45,500	n/m
Period end					
Total loans and leases	$ 316,097	$ 227,318	$ 375,159	$ 148,447	$ 8,779
Total deposits	944,358	283,432	556,953	35,142	110,467

	Fourth Quarter 2023				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 10,329	$ 5,227	$ 5,928	$ 4,088	$ (3,468)
Provision for credit losses	1,405	(26)	(239)	(60)	24
Noninterest expense	5,234	3,894	2,781	3,271	2,551
Net income	2,768	1,019	2,472	636	(3,751)
Return on average allocated capital [(1)]	26 %	22 %	20 %	6 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 313,438	$ 219,425	$ 374,862	$ 133,631	$ 9,349
Total deposits	959,247	292,478	527,597	31,950	93,739
Allocated capital [(1)]	42,000	18,500	49,250	45,500	n/m
Period end					
Total loans and leases	$ 315,119	$ 219,657	$ 373,891	$ 136,223	$ 8,842
Total deposits	969,572	299,657	527,060	34,833	92,705

[(1)] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

The Company reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis.

Current-period information is preliminary and based on company data available at the time of the presentation. 17

Current-period information is preliminary and based on company data available at the time of the presentation. 18 Bank of America Corporation and Subsidiaries Annual Results by Business Segment and All Other (Dollars in millions) Year Ended December 31, 2024 Consumer Banking GWIM Global Banking Global Markets All Other Total revenue, net of interest expense $ 41,436 $ 22,929 $ 23,958 $ 21,812 $ (7,629) Provision for credit losses 4,987 4 883 (32) (21) Noninterest expense 22,104 17,241 11,853 13,926 1,688 Net income (loss) 10,759 4,263 8,136 5,622 (1,648) Return on average allocated capital (1) 25% 23% 17% 12 % n/m Balance Sheet Average Total loans and leases $ 313,792 $ 223,899 $ 373,227 $ 140,557 $ 8,606 Total deposits 945,549 287,491 545,769 34,120 111,177 Allocated capital (1) 43,250 18,500 49,250 45,500 n/m Year end Total loans and leases $ 318,754 $ 231,981 $ 379,473 $ 157,450 $ 8,177 Total deposits 952,311 292,278 578,159 38,848 103,871 Year Ended December 31, 2023 Consumer Banking GWIM Global Banking Global Markets All Other Total revenue, net of interest expense $ 42,031 $ 21,105 $ 24,796 $ 19,527 $ (8,311) Provision for credit losses 5,158 6 (586) (131) (53) Noninterest expense 21,416 15,836 11,344 13,206 4,043 Net income 11,593 3,947 10,248 4,678 (3,951) Return on average allocated capital (1) 28% 21% 21% 10 % n/m Balance Sheet Average Total loans and leases $ 308,690 $ 219,503 $ 378,762 $ 129,657 $ 9,644 Total deposits 992,750 298,335 505,627 33,278 57,551 Allocated capital (1) 42,000 18,500 49,250 45,500 n/m Year end Total loans and leases $ 315,119 $ 219,657 $ 373,891 $ 136,223 $ 8,842 Total deposits 969,572 299,657 527,060 34,833 92,705 (1) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently. n/m = not meaningful

Current-period information is preliminary and based on company data available at the time of the presentation. 19 Bank of America Corporation and Subsidiaries Supplemental Financial Data (Dollars in millions) Year ended December 31 Fourth Quarter 2024 Third Quarter 2024 Fourth Quarter 2023FTE basis data (1) 2024 2023 Net interest income $ 56,679 $ 57,498 $ 14,513 $ 14,114 $ 14,091 Total revenue, net of interest expense 102,506 99,148 25,501 25,492 22,104 Net interest yield 1.95% 2.08% 1.97% 1.92% 1.97 % Efficiency ratio 65.18 66.41 65.83 64.64 80.22 Other Data December 31 2024 September 30 2024 December 31 2023 Number of financial centers - U.S. 3,700 3,741 3,845 Number of branded ATMs - U.S. 14,893 14,900 15,168 Headcount 213,193 213,491 212,985 (1) FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax- exempt sources and is consistent with industry practices. Net interest income includes FTE adjustments of $619 million and $567 million for the years ended December 31, 2024 and 2023, $154 million and $147 million for the fourth and third quarters of 2024, and $145 million for the fourth quarter of 2023.

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)

The Corporation evaluates its business using certain non-GAAP financial measures, including pretax, pre-provision income (as defined in Endnote H on page 11) and ratios that utilize tangible equity and tangible assets, each of which is a non-GAAP financial measure. Tangible equity represents shareholders' equity or common shareholders' equity reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities ("adjusted" shareholders' equity or common shareholders' equity). Return on average tangible common shareholders' equity measures the Corporation's net income applicable to common shareholders as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total tangible assets (total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities). Return on average tangible shareholders' equity measures the Corporation's net income as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total tangible assets. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below for reconciliations of these non-GAAP financial measures to the most directly comparable financial measures defined by GAAP for the years ended December 31, 2024 and 2023, and the three months ended December 31, 2024, September 30, 2024 and December 31, 2023. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate these non-GAAP financial measures differently.

	Year Ended December 31		**Fourth Quarter**	Third Quarter	Fourth Quarter
	2024	2023	**2024**	2024	2023
Reconciliation of income before income taxes to pretax, pre-provision income					
Income before income taxes	**$ 29,254**	$ 28,342	**$ 7,108**	$ 7,324	$ 3,124
Provision for credit losses	**5,821**	4,394	**1,452**	1,542	1,104
Pretax, pre-provision income	**$ 35,075**	$ 32,736	**$ 8,560**	$ 8,866	$ 4,228
Reconciliation of average shareholders' equity to average tangible shareholders' equity and average tangible common shareholders' equity					
Shareholders' equity	**$ 294,014**	$ 283,353	**$ 295,134**	$ 294,985	$ 288,618
Goodwill	**(69,021)**	(69,022)	**(69,021)**	(69,021)	(69,021)
Intangible assets (excluding mortgage servicing rights)	**(1,961)**	(2,039)	**(1,932)**	(1,951)	(2,010)
Related deferred tax liabilities	**866**	893	**859**	864	886
Tangible shareholders' equity	**$ 223,898**	$ 213,185	**$ 225,040**	$ 224,877	$ 218,473
Preferred stock	**(26,487)**	(28,397)	**(23,493)**	(25,984)	(28,397)
Tangible common shareholders' equity	**$ 197,411**	$ 184,788	**$ 201,547**	$ 198,893	$ 190,076
Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity and period-end tangible common shareholders' equity					
Shareholders' equity	**$ 295,559**	$ 291,646	**$ 295,559**	$ 296,512	$ 291,646
Goodwill	**(69,021)**	(69,021)	**(69,021)**	(69,021)	(69,021)
Intangible assets (excluding mortgage servicing rights)	**(1,919)**	(1,997)	**(1,919)**	(1,938)	(1,997)
Related deferred tax liabilities	**851**	874	**851**	859	874
Tangible shareholders' equity	**$ 225,470**	$ 221,502	**$ 225,470**	$ 226,412	$ 221,502
Preferred stock	**(23,159)**	(28,397)	**(23,159)**	(24,554)	(28,397)
Tangible common shareholders' equity	**$ 202,311**	$ 193,105	**$ 202,311**	$ 201,858	$ 193,105
Reconciliation of period-end assets to period-end tangible assets					
Assets	**$ 3,261,789**	$ 3,180,151	**$ 3,261,789**	$ 3,324,293	$ 3,180,151
Goodwill	**(69,021)**	(69,021)	**(69,021)**	(69,021)	(69,021)
Intangible assets (excluding mortgage servicing rights)	**(1,919)**	(1,997)	**(1,919)**	(1,938)	(1,997)
Related deferred tax liabilities	**851**	874	**851**	859	874
Tangible assets	**$ 3,191,700**	$ 3,110,007	**$ 3,191,700**	$ 3,254,193	$ 3,110,007
Book value per share of common stock					
Common shareholders' equity	**$ 272,400**	$ 263,249	**$ 272,400**	$ 271,958	$ 263,249
Ending common shares issued and outstanding	**7,610.9**	7,895.5	**7,610.9**	7,688.8	7,895.5
Book value per share of common stock	**$ 35.79**	$ 33.34	**$ 35.79**	$ 35.37	$ 33.34
Tangible book value per share of common stock					
Tangible common shareholders' equity	**$ 202,311**	$ 193,105	**$ 202,311**	$ 201,858	$ 193,105
Ending common shares issued and outstanding	**7,610.9**	7,895.5	**7,610.9**	7,688.8	7,895.5
Tangible book value per share of common stock	**$ 26.58**	$ 24.46	**$ 26.58**	$ 26.25	$ 24.46

Current-period information is preliminary and based on company data available at the time of the presentation. 20